Exhibit 4.21

CITIC BANK INTERNATIONAL

Our Ref No. WBG/12/1040

3 August 2012

Bona Film Group Limited

11/F.,

Guanhu Garden 3,

105 Yao Jia Yuan Road,

ChaoYang District,

Beijing, The People’s Republic of China.

Attention: Mr. Yu Dong

Dear Sirs,

FACILITY LETTER

CITIC Bank International Limited (the “Bank”) is pleased to inform you that it will consider requests made by the Borrower specified below for the following banking facilities (the “Facilities”) on the following terms and conditions.

A.                                    BORROWER:

Bona Film Group Limited

B.                                    FACILITIES AND LIMITS:

General Banking Facilities

Type(s) of Facility	Facility Limit(s)
Term Loan	USD	15,000,000.00
Total Facility Limit:	USD	15,000,000.00

C.                                    FACILITIES CONDITIONS:

Term Loan

Purpose: For general working capital.

Drawdown: Advance shall be drawn down in multiples within three months from the date of this letter. Written drawdown notice shall be delivered to the Bank not less than two business days prior to the drawdown.

Drawdown Conditions:

•                                          RMB Standby Letter(s) of Credit issued by CITIC Bank International (China) Limited in favour of the Bank is required. Principal of each advance shall not be greater than 95% of respective RMB Standby Letter of Credit with reference to the spot exchange rate on the date of each drawdown.

•                                          Loan proceeds should only be credited to the account of Bona Entertainment Company Limited maintained with the Bank.

•                                          Submission of sales contract(s), invoice(s) or  for the first remittance from Bona Entertainment Company Limited for payment to its vendors is required.

•                                          The Borrower undertakes that the loan proceeds will not be repatriated back into The People’s Republic of China.

Final Maturity Date: 12 months from the date of each drawdown or 14 days before the expiry date of respective Standby Letter of Credit, whichever is earlier.

Interest: 2.95% per annum over 1, 3, 6 or 12 month(s) LIBOR.

Repayment: Principal shall be repayable on the Final Maturity Date. Accrued interest shall be payable at the end of each interest period. Any amount repaid cannot be re-drawn.

Any remaining balance of principal plus accrued interest outstanding on the Final Maturity Date shall be repaid on that date.

Facilities Fees:

An annual fee in such amount as the Bank may prescribe is payable in July of each year for so long as the Facilities continue.

D.                                    SECURITY AND CONDITIONS PRECEDENT

The following documents, items and evidence (both in the form and substance satisfactory to the Bank) shall be delivered to the Bank prior to submitting any drawdown notice to the Bank:-

1.                                      This letter duly signed by the Borrower.

2.                                      A Notice of Appointment of Process Agent duly signed by the Borrower.

3.                                      An Acknowledgement and Acceptance of Appointment as Agent for Service of Process for the Borrower from the process agent.

4.                                     RMB Standby Letter(s) of Credit for an aggregate amount of not less than the Term Loan principal issued by CITIC Bank International (China) Limited in favour of the Bank in form and substance acceptable to the Bank.

5.                                      Original/certified copies of all necessary consents, approvals and other authorisations (including board resolutions/shareholders resolutions, if applicable) in connection with this letter.

6.                                      Certified true copies of the certificate of incorporation, memorandum and articles of association, business registration certificate or equivalent constitutional documents of the Borrower.

7.                                      Certificate of good standing and Certificate of incumbency in respect of the Borrower. If the documents are submitted in copies, certified as true and complete copies by a solicitor or a certified public accountant is required.

8.                                      Certified true copy of the identity documents of the authorized signatory(ies) of the Borrower.

9.                                      A legal opinion issued by the lawyers in Cayman Islands (in the form and substance acceptable to the Bank) on the validity and enforceability of this letter signed by the Borrower.

10.                               Such other documents, items or evidence that the Bank may require from time to time.

E.                                    UNDERTAKINGS

1.                                      The Borrower represents, declares and undertakes to the Bank that the utilization of the Term Loan Facility or use of proceeds drawn under this letter including the flow of loan proceeds do not and will not conflict with any law or regulation applicable to the Borrower (including without limitation those in force in the Mainland). The above representation and declaration is deemed to be made by the Borrower by reference to the facts then existing during the period where the facilities or any part thereof remain outstanding.

F.                                     OTHER TERMS AND CONDITIONS

1.                                      Each application made by the Borrower to use any of the Facilities in whole or in part shall be a request by it to the Bank to extend financing on the terms and conditions set out or referred to in this letter. No commitment by the Bank to extend any financing shall arise until any application by the Borrower for such financing is accepted by the Bank either expressly or by its extending such financing to the Borrower.

2.                                      Notwithstanding any provision stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralization of all or any sums actually or contingently owing to it under the Facilities. This letter stipulates the terms and conditions applicable to the Facilities, if granted, and does not oblige the Bank to extend any financing to the Borrower.

3.                                      The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or vary the terms applicable to the Facilities without the consent of any party and without subject to any condition.

4.                                     The Bank’s Standard Terms for Banking Facilities (2007 Edition) attached and/or referred to this letter forms an integral part of this letter and the Borrower agrees to observe and be bound in by the Bank’s Standard Terms for Banking Facilities.

5.                                      Please note that Section 83 of the Banking Ordinance has imposed on the Bank certain limitations on advance to persons related to its directors and employees. In signing this letter, the Borrower confirms to the Bank that it is not in any way related to the Bank’s directors or employees within the meaning of Section 83. The Borrower undertakes to advise the Bank promptly in writing if it becomes so related subsequent to the signing of this letter.

6.                                      This letter shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

Please confirm your agreement to the terms and conditions of this letter (incorporating the Bank’s Standard Terms for Banking Facilities (2007 Edition) attached and/or referred to this letter) by signing and returning to us the duplicate of this letter to Ms. Janet Tam of our China Corporates at 80th Floor, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong by 24 August 2012.

Should you have any queries on the completion of the required documents, please do feel free to contact our Mr. Billy Wong at 3603 2045. For queries on banking arrangements, please contact our Ms. Janet Tam at 3603 6163 or Mr. Matcheel Cheung at 3603 6219 at any time.

Yours faithfully,
For and on behalf of	For and on behalf of
CITIC Bank International Limited	CITIC Bank International Limited